Exhibit 99.1

January 28, 2010

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Names Michael J. Falbo as New Chairman and CEO

LINCOLN, NE—January 28, 2010—The Board of Directors of TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today it has named Michael J. Falbo as Chairman and Chief Executive Officer.  Falbo will officially assume the duties of the appointment at the Company and the Bank effective today.

Falbo was the Chairman and Chief Executive Officer of State Financial Services Corporation, which was acquired by Associated Banc-Corp in 2005.  State Financial was a $1.5 billion bank with 29 full-service offices located in Wisconsin and Illinois.  Associated Banc-Corp is a $23.0 billion financial institution with 291 offices across Wisconsin, Illinois and Minnesota.  Falbo most recently served as Chairman of Associated Bank Community Development, LLC, a subsidiary focused on affordable housing and neighborhood development in Associated Bank’s three state market area.

“We are very pleased to be able to bring someone of Mike Falbo’s caliber to Lincoln and to TierOne Bank,” said Charles W. Hoskins, the Company’s lead independent director.  “The recent challenges faced by the financial industry and TierOne will require a highly qualified, strong leader going forward and we believe that Mike is exactly the right person for this role.  His extensive experience, industry reputation and strong management skills will be key to taking us into the future.  The board believes this will be a win for our employees, our investors and our customers.  Mike’s broad public service background and civic commitment will also be an added benefit for our community and our market area.”

“It is truly an honor to have been selected to lead TierOne Bank,” said Falbo.  “I look forward to responding to the challenges that have recently faced this company and many other financial institutions throughout the country and in refocusing our efforts to position the bank for a stronger future.”

Falbo has held numerous leadership positions in the financial industry and the community throughout his 37-year banking career including chairing the Aztec-America Bancorp and the Milwaukee Public Museum Board of Directors.  He has also served on committees for the American Bankers Association, the Wisconsin Bankers Association and the Federal Reserve Bank of Chicago and was active on several other boards including the YMCA of Metro Milwaukee, St. Francis Hospital Foundation and the Sacred Heart School of Theology in Franklin, Wisconsin.  In 2004, Falbo was appointed to the University of Wisconsin System Board of Regents.  Falbo, 60, has a Bachelor of Science degree in Business and Accounting from the University of Wisconsin-Parkside and is an alumnus of the Graduate School of Banking at the University of Wisconsin-Madison.  Falbo and his wife Sheila have two daughters.

The appointment of Falbo follows the Company’s long-term succession plan to replace current Chairman and CEO, Gilbert G. Lundstrom, who announced his retirement.  Lundstrom, 68, will assume the position of Vice Chairman of the Company and the Bank to assist in ensuring the effective execution of strategic initiatives and in the leadership transition.  He will also continue as a director of the Company and the Bank.  Lundstrom joined the Bank in 1994 as President and Chief Operating Officer and has served as Chairman and Chief Executive Officer since 1999.  Under Lundstrom, the Bank has grown from just over $1.0 billion in asset size to over $3.1 billion and ranks as the fifth largest financial institution in Nebraska based on total deposits.

TierOne Corporation is the parent company of TierOne Bank, a $3.1 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

CONTACT:	Edward J. Swotek, Senior Vice President
Investor Relations Department
(402)473-6250
investorrelations@tieronecorp.com

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